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                                                               EXHIBIT NO. 99.1

Media Contact:                                                Investor Contact:
Guy McAree, Navidec, Inc.               Karen Taylor, Financial Relations Board
303.222.1000                                                       310.442.0599
guy,mcaree@navidec.com                                    kltaylor@frb.bsmg.com



           NAVIDEC FINALIZES DRIVEOFF.COM AGREEMENT WITH MSN CARPOINT

GREENWOOD VILLAGE, COLO., AUGUST 7, 2000 - eBusiness solutions and services provider Navidec, Inc. (Nasdaq: NVDC) today announced that it has signed definitive agreements related to the acquisition of DriveOff.com by MSN(R) CarPoint(TM), the most visited car-buying site on the Web.

Navidec and CarPoint expect the transaction to close by the end of August, after the expiration of the waiting period under the federal antitrust laws.

Upon completion of the transaction, Navidec will be a shareholder of CarPoint, which is majority owned by Microsoft. Ford Motor Company is also a minority shareholder of CarPoint.


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ABOUT NAVIDEC INC.
Navidec Inc. (Nasdaq: NVDC) is a leading provider of innovative eBusiness solutions and services. Using its proprietary NPact process, Navidec defines, builds and manages Internet, intranet and extranet solutions that enable its clients to transform their traditional businesses into eBusiness. In addition, Navidec develops reusable software modules, packaged Internet solutions and complete eBusiness models, including DriveOff.com Inc. DriveOff.com empowers consumers to complete their entire auto purchase transaction through a network of retail and co-branded web sites. Navidec's corporate web site is http://www.navidec.com. For more information contact Navidec Inc. at 303-222-1000.


ABOUT CARPOINT, LLC
Launched in October 1995, MSN CarPoint (located at http://www.carpoint.com/), is the leading online automotive marketplace, visited by more than 6 million consumers each month. From product reviews and surround video features to new and used car pricing, CarPoint helps consumers find the car they love, at a price they can afford. With details on more than 10,000 car models and 100,000 used vehicles, visitors can research and compare cars of virtually every make and model, identify local dealers, and receive



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instructions for post-purchase service and maintenance. CarPoint generates more than $650 million in auto sales each month for its 3,700 affiliated dealers nationwide and is exclusively endorsed by the American International Automobile Dealers Association.

ABOUT MICROSOFT CORPORATION
Founded in 1975, Microsoft (Nasdaq: MSFT) is the worldwide leader in software, services and Internet technologies for personal and business computing. The company offers a wide range of products and services designed to empower people through great software - any time, any place and on any device.

Microsoft, MSN and CarPoint are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

All statements in this press release, other than historical facts, are forward looking statements. These statements are based on certain assumptions and analyses made by Navidec in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of risks and uncertainties, including general and economic business conditions, competition from other online services, market acceptance of its online solutions and other risk factors indicated from time to time in Navidec's filings with the Securities and Exchange Commission. Those filings are available online at www.freeedgar.com.


SOURCE  Navidec, Inc.



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